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                                                                 Exhibit 10(s)

                             EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made this 16th day of May, 1996, in Baltimore, Maryland, by and between CHESAPEAKE BIOLOGICAL LABORATORIES, INC., a Maryland corporation (hereinafter referred to as the "Corporation"), and JOHN C. WEISS, III (hereinafter referred to as the "Employee").

    1. CERTAIN DEFINITIONS. In addition to the other words and terms defined elsewhere in this Agreement, as used herein, and particularly as used in Sections 10, 11 and 12 hereof, the terms set forth below shall have the following meanings, respectively:3

         (a) GOOD REASON. "Good Reason" shall mean the occurrence of any of the following (without the Employee's express written consent):

              (i) a failure by the Corporation to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by the Employee to the Corporation;

              (ii) any purported termination of the Employee's employment (except upon death of the Employee) which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1(c) hereof (and for purposes of this Agreement no such purported termination shall be effective);

              (iii) without limiting the generality of (i) immediately above, any material diminution in the title or the scope of the Employee's responsibilities or duties with or for the Corporation from those of the Employee immediately following the commencement of the Initial Term, except in connection with the termination by the Corporation of his employment for disability or cause, or as a result of his death, or termination by the Employee of his employment pursuant to Section 11(b) (Discretionary) hereof;

              (iv) the taking of any action by the Corporation which would adversely affect the Employee's participation in any benefit plans to which the Employee is otherwise entitled under the terms of this Agreement; and

              (v) a relocation of the Corporation's principal offices or the Employee's day-to-day place of work to a location outside of the Baltimore, Maryland Metropolitan area.

         (b) NOTICE OF TERMINATION. "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment and the Employment Term under the provision so indicated.

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         (c)  DATE OF TERMINATION.  "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death;
(ii) if the Employee's employment is terminated pursuant to Section 10(b) (Disability), thirty (30) days after Notice of Termination is given (provided that the Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (iii) if the Employee's employment is terminated pursuant to Section 10(c) (Cause), the date specified in the Notice of Termination; (iv) if the Employee terminates his employment pursuant to Section 11(b) (Discretionary) sixty (60) days after delivery of Notice of Termination; and (v) if the Employee's employment is terminated by the Employee or the Corporation for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); provided further that the disputing party shall not be entitled to retain any benefits derived directly or indirectly by disputing the termination if such dispute is determined to have been without merit.

    2. EMPLOYMENT. The Corporation hereby employs the Employee and the Employee hereby accepts employment with the Corporation upon the terms and conditions hereinafter set forth.

    3. TERM. Unless further extended or sooner terminated or as expiring as provided herein, the employment of the Employee as herein provided will be for an initial term (the "Initial Term") commencing on the date hereof and ending on the date which (the "Initial Term Expiration Date") which is the second (2nd) yearly anniversary of the date hereof; provided, however, that the Corporation shall have the full right, power and option to elect (the "Early Expiration Option") that the Initial Term Expiration Date be changed from the date which is the second (2nd) yearly anniversary of the date hereof to March 31, 1997, in the event either (i) the Expansion Plan Hurdle (as hereinafter defined) has not been met and satisfied on or before December 31, 1996 and the Corporation shall have delivered to the Employee a notice to that effect prior to January 31, 1997; or (ii) on or prior to March 31, 1997, the Corporation, through its Board of Directors (meeting without the Employee if then a member of the Board of Directors) shall have determined, based on its reasonable business judgement, that significant and sustained downturn in the financial performance or condition of the Corporation has occurred, or that events or circumstances have occurred or arisen which render a significant and sustained downturn in the financial performance or condition of the Corporation probable; and the Corporation shall have delivered notice of such determination to the Employee. In the event that the Corporation

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does not elect to exercise the Early Expiration Option as hereinabove provided, the term of the Employee's employment hereunder will continue beyond March 31, 1997, for the balance of the Initial Term, and shall be automatically extended beyond the Initial Term for indefinite successive three (3) year renewal terms (each a "Renewal Term" and together the "Renewal Terms") thereafter unless and until not less than one hundred eighty (180) days prior to the last day of the Initial Term or five hundred forty-five
(545) days prior to the last day of any Renewal Term then in effect, the Corporation shall have delivered to the Employee, or the Employee shall have delivered to the Corporation, written notice that the term of the Employee's employment hereunder will not be so extended, in which case the Employee's employment hereunder will expire as of the last day of the Initial Term or the Renewal Term, as the case may be, then in effect. The Initial Term, together with all Renewal Terms, is hereinafter referred to as the "Employment Term." For purposes hereof, "Expansion Plan Hurdle" shall mean that the Corporation shall have in place arrangements on terms and conditions satisfactory to the Board of Directors of the Corporation for expansion of the Corporation's manufacturing facilities located at the Seton Industrial Park, Baltimore, Maryland, together with all third party debt and/or equity financing required in connection therewith or attendant thereto, as such plans for expansion are contemplated by the Application dated March 22, 1996, submitted by the Corporation to the Maryland Industrial Financing Authority, and the Board of Directors shall have adopted a resolution to that effect. Determination as to whether the Expansion Plan Hurdle has been met shall be made by the Board of Directors (meeting without the Employee if then a member of the Board of Directors) in its reasonable business judgement.

    4. DUTIES. At all times during the Employment Term, the Corporation agrees to engage the Employee as President of the Corporation and the Employee agrees to perform such services as are customarily rendered by Presidents of publicly held companies comparable to the Corporation, together with such other executive services as shall from time to time be reasonably assigned to him by the Board of Directors of the Corporation, consistent with the terms of this Agreement and the stature and position of Employee. In addition, at all times during the Employment Term, the Corporation, through its Board of Directors, agrees to nominate the Employee as a member of the Board of Directors of the Corporation.

    5. BASE SALARY. During the Employment Term, the Corporation shall pay to the Employee a base salary (the "Base Salary") for services rendered under this Agreement at an Initial rate of One Hundred Thirty Thousand Dollars ($130,000) per year in accordance with the Corporation's normal payroll policies and subject to required withholding. The Corporation may, through action of its Board of Directors or the Compensation Committee of the Board of Directors if then responsible for such matters, at any time and from time to time increase the amount of the Base Salary payable to Employee hereunder, and having done so the

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Corporation may thereafter reduce the Base Salary payable to Employee, but the Corporation may not at any time reduce the Base Salary payable to Employee below One Hundred Thousand Dollars ($100,000) per year; provided, however, that the foregoing to the contrary notwithstanding, the Base Salary applicable to the Employee may be reduced below One Hundred Thousand Dollars ($100,000) (but in no event to less than Eighty Five Thousand Dollars ($85,000) (the "Minimum Base Salary")) only in connection with a negative adjustment to the base salary applicable to all officer level employees of the Corporation based upon a reasonable determination by the Board of Directors either that significant and sustained downturn in the financial performance or condition of the Corporation has occurred, or that events or circumstances have occurred or arisen which render a significant and sustained downturn in the financial performance or condition of the Corporation probable; and further provided that such negative adjustment is made applicable PRO RATA to all such officer level employees, except to the extent which the Minimum Base Salary applicable to the Employee, or to the extent which any similar minimum base salary constraints applicable to any such other officer level employees, renders a PRO RATA adjustment impossible. Compensation of the Employee by payment of the Base Salary shall not be deemed exclusive and shall not in any way limit or reduce any other obligation of the Corporation hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Corporation to pay the Base Salary to the Employee hereunder.

    6. INCENTIVE COMPENSATION. In addition to payment of the Base Salary, the Employee shall be entitled to such other and additional compensation as may be determined by the Board of Directors or Compensation Committee of the Board of Directors from time to time. Any such compensation, in the form of cash paid or payable to the Employee, as a bonus or as part of a profit or incentive cash compensation program established from time to time, shall be hereinafter referred to as "Incentive Compensation"; and any payment made or to be made pursuant to any arrangement actually established and in place from time to time in respect of payment of Incentive Compensation in generally or specifically defined amounts over a stated future period of time (e.g., pursuant to an arrangement established from time to time in respect of the payment of Incentive Compensation in cash over a given forward looking period based on past performance of the Employee and/or the Corporation) shall be hereinafter referred to as "Defined Incentive Compensation."

    7. INSURANCE. During the term of the Employee's employment with the Corporation, the Corporation shall provide the Employee with group life, health and disability insurance coverage comparable to the coverages generally furnished by the Corporation to its senior level executive personnel (other than the Chief Executive Officer, who may be entitled to additional Benefits) from time to time. The Corporation at all times shall be free to purchase insurance up to an amount of One Million Dollars ($1,000,000.00) upon the life of Employee naming the

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Corporation or its designee as beneficiary, and Employee agrees to cooperate fully in applying for such insurance, including submitting to medical examinations.

    8. EXTENT OF SERVICE. During the Employment Term, the Employee shall diligently devote his full business time, attention and energies to the performance of his duties under this Agreement and shall exert his best efforts in furtherance of the business of the Corporation.

    9. EXPENSES. The Employee is authorized to incur reasonable expenses for promoting the business of the Corporation, including expenses for meals, travel and other similar items. The Corporation shall reimburse the Employee for all such expenses upon the presentation to the Corporation by the Employee, from time to time, of an itemized accounting for such expenditures, and provided that the Corporation, in its reasonable judgment, concurs that such expenses were incurred by the Employee in promoting the business of the Corporation.

    10. TERMINATION BY CORPORATION WITHOUT BREACH. The Employee's employment hereunder and the Employment Term may be (or, upon the death of the Employee, shall be deemed to have been) terminated by the Corporation, without any breach of this Agreement only under the following circumstances:

         (a) DEATH. The Employee's employment hereunder and the Employment Term shall terminate upon his death, whereupon the Employee (or his spouse or estate) shall be entitled to the compensation and benefits described in
Section 12(a) of this Agreement.

         (b) DISABILITY. In the event that the Employee shall become disabled by accident or by illness so as to be unable to perform the duties required of him under this Agreement for a period of one hundred eighty (180) consecutive days, the Corporation may terminate the Employee's employment hereunder and the Employment Term. Any two periods of time during which Employee is disabled (which periods are separated by no more than thirty (30) calendar days during which Employee is able to perform the duties required under this Agreement) shall, along with the intervening period during which the Employee is able to perform services, be considered one continuous period of disability. Upon any termination of the Employee pursuant to this Section 10(b) as a result of disability, the Employee shall be entitled to the compensation and benefits described in Section 12(b) hereof.

         (c) DISCHARGE FOR CAUSE. The Corporation may terminate the Employee's employment hereunder and the Employment Term for Cause. For purposes of this Agreement, the Corporation shall have "Cause" to terminate the Employee's employment hereunder and the Employment Term upon (i) the willful and continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from the Employee's incapacity

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due to physical or mental illness) after demand for substantial performance is delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Employee has not substantially performed his duties, or (ii) the willful engaging by the Employee in misconduct (including any act of fraud or moral turpitude) which causes or is likely to cause material injury to the Corporation, monetarily or otherwise (including material injury to the reputation of the Corporation), or (iii) the conviction of the Employee of a felony and the expiration of any period of appeal therefrom without dismissal of the charge, or (iv) the willful violation by the Employee of the provisions of this Agreement. For purposes of this subsection, no act, or failure to act, on the Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Corporation's intention to terminate for Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the highest ranking officer of the Corporation other than the Employee, and (iii) delivery to the Executive of a Notice of Termination as defined in Section 1(c) from the Corporation finding that, in the good faith opinion of the highest ranking executive of the Corporation other than the Employee, the Employee was guilty of conduct set forth above in clause (i), (ii), (iii) or (iv) of the preceding sentence, and specifying the particulars thereof in detail. As provided in Section 12(c) hereof, upon termination of the Employee for cause pursuant to this Section 10(d), the Employee shall be entitled to no further compensation under this Agreement, except payment of the Base Salary and Defined Incentive Compensation payable through the Date of Termination. Additionally, as and to the extent provided for in option plans established by the Corporation from time to time (including the Corporation's First Incentive Stock Option Plan, Second Incentive Stock Option Plan and Third Incentive Stock Option Plan), options previously issued but then not exercised will terminate and lapse immediately upon termination of the Employee and the Employment Term for cause.

    Any termination of the Employee's employment and the Employment Term by the Corporation under this Section 10 (other than termination upon death of the Employee pursuant to Section 10(a)) shall be communicated by written Notice of Termination to the Employee.

    11. TERMINATION BY THE EMPLOYEE WITHOUT BREACH. The Employee may terminate (or, upon his death, shall be deemed to have terminated) his employment hereunder and the Employment Term, without any breach of this Agreement, only under the following circumstances:

         (a) GOOD REASON. The Employee may terminate his employment and the Employment Term hereunder for Good Reason

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arising at any time.  In the event of termination by the Employee of his employment and the Employment Term pursuant to this Section 11(a), the Employee shall be entitled to the compensation and benefits provided for under Section 12(d) hereof.

         (b) DISCRETIONARY. The Employee may terminate his employment and the Employment Term hereunder for any reason or for no reason, effective upon the expiration of sixty (60) days after delivery of Notice of Termination to the Corporation, during which period Employee shall continue to perform his duties hereunder. Upon any termination by the Employee of his employment and the Employment Term pursuant to this Section 11(b), the Employee shall be entitled to the benefits and compensation described in
Section 12(e) hereof.

         (c) DEATH. The Employee's employment hereunder and the Employment Term shall terminate upon his death, whereupon the Employee (or his spouse or estate) shall be entitled to the compensation and benefits described in
Section 12(a) hereof.

    Any termination by the Employee of his employment and the Employment Term pursuant to this Section 11 (other than termination upon his death pursuant to Section 11(c) hereof) shall be communicated by written Notice of Termination to the Corporation.

    12.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

         (a) DEATH. If the Employee's employment is terminated by his death, the Corporation shall pay to the Employee's spouse, or if he leaves no spouse, to his estate, the full Base Salary and Defined Incentive Compensation which the Employee would otherwise have been entitled to receive pursuant to Section 5 hereof until the end of the second (2nd) full calendar month following the month during which the death of the Employee occurred. Such payments shall be made in accordance with the Corporation's normal payroll policy, as and when such payments would have been otherwise made had the death of the Employee not occurred.

         (b) DISABILITY. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his full Base Salary and Defined Incentive Compensation at the rate or rates then in effect for such period until his employment is terminated for disability pursuant to
Section 10(b) hereof, provided that payments so made to the Employee during the first 180 days of such period shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under disability benefit plans of the Corporation and which were not previously applied to reduce any such payment.

         (c) CAUSE. If the Employee's employment shall be terminated for Cause pursuant to Section 10(c) hereof, the Corporation shall pay the Employee his full Base Salary and

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Defined Incentive Compensation through the Date of Termination at the rate or rates in effect at the time Notice of Termination is given, and the Corporation shall have no further obligations to the Employee under this Agreement. Additionally, as and to the extent provided for in option plans established by the Corporation from time to time (including the Corporation's First Incentive Stock Option Plan, Second Incentive Stock Option Plan and Third Incentive Stock Option Plan), options previously issued but then not exercised will terminate and lapse immediately upon termination of the Employee and the Employment Term for cause.

         (d) BREACH/GOOD REASON. If (i) the Corporation shall terminate the Employee's employment and the Employment Term in breach of this Agreement (it being understood that a purported termination pursuant to Section 10(b) (Disability) or 10(c) (Cause) hereof which is disputed and finally determined not to have been proper shall be a termination by the Corporation in breach of this Agreement), or (ii) the Employee shall terminate his employment and the Employment Term at any time for Good Reason pursuant to Section 11(c) hereof, then:

              (w) the Corporation shall pay the Employee his full Base Salary and Defined Incentive Compensation through the Date of Termination at the rate or rates in effect at the time Notice of Termination is given; and

              (x) in lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to the Employee an amount equal to (i) the Employee's average aggregate annual cash compensation (including Base Salary plus Incentive Compensation (inclusive of Defined Incentive Compensation)) computed on the basis of the Employee's earnings from the Corporation during each of the then immediately preceding two (2) consecutive periods of twelve (12) complete calendar months (or, at the option of the Employee, the immediately preceding two (2) consecutive complete calendar years) multiplied by (ii) the number two (2), such payment to be made in three (3) substantially equal consecutive monthly installments, commencing on the first day of the calendar month immediately following the month during which the Date of Termination occurred and continuing on the first day of each of the two calendar months thereafter; and

              (y) the Corporation shall pay all other damages to which the Employee may be entitled as a result of such termination, including damages for any and all loss of benefits to the Employee under the Corporation's employee benefit plans (other than Incentive Compensation as defined in Section 6 above), which the Employee would have received if the Employment Term not been so terminated and had the Employee's employment continued until the expiration of the Initial Term or Renewal Term, as the case may be, then in effect (including specifically but without limitation the benefits which the Employee would have been entitled to receive pursuant to any retirement income plan or arrangement had his employment continued for such period at the

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rate of compensation specified herein), and including all legal fees and expenses incurred by him as a result of such termination; and

              (z) any and all options, rights, warrants or shares of restricted stock of the Corporation held by the Employee or in which the Employee has an interest, restricted or otherwise, as of the Date of Termination shall, notwithstanding any provisions thereof to the contrary, automatically and without further action of the Board of Directors be deemed to have become fully vested and immediately exercisable (which may be effected through delivery of shares of the Corporation's stock held by the Employee, valued at market value, in payment of the exercise price) by the Employee (or in the case of restricted stock, all restrictions shall be deemed to have lapsed). In addition, the term of any and all options, rights or warrants held by the Employee in respect of any equity securities of the Corporation shall, notwithstanding any provisions thereof to the contrary, automatically and without further action of the Board of Directors be deemed to expire on the date which is the later of (i) the date provided for therein and (ii) the first yearly anniversary of the Date of Termination. The terms of this Agreement, and particularly the terms of the two (2) immediately preceding sentences, shall be controlling to the extent inconsistent with the terms of any plan or arrangement pursuant to which any such options, rights, warrants or restricted stock are or were issued; except that, in the case of any such options which are incentive stock options intended to be issued pursuant to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), the provisions of this Agreement shall be subject to the limitations and requirements of the Code, and any terms hereof which would be construed under the Code as an amendment to such options (and therefore jeopardizing the status of those options as incentive stock options under
Section 422A of the Code) shall have no effect as respects such options.

         (e) DISCRETIONARY. If the Employee shall terminate his employment under Section 11(b) hereof for no reason or otherwise in the sole discretion of the Employee, the Corporation shall pay the Employee his full Base Salary and Defined Incentive Compensation payable through the Date of Termination at the rate or rates in effect at the time Notice of Termination is given, and the Corporation shall have no further obligations to Employee hereunder.

         (f) MAINTENANCE OF BENEFITS. Unless the Employee is terminated for Cause pursuant to Section 10(c) hereof, or the employee terminates his employment hereunder for no reason or otherwise pursuant to Section 11(b), or the Employment Term expires without renewal upon the expiration of the Initial Term or Renewal Term then in effect, (including without limitation any expiration of the Initial Term upon exercise by the Corporation of the Early Expiration Option), then the Corporation shall, upon termination of the Employee's employment, maintain in full force and effect, for the continued benefit of the Employee, until the

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later of (i) the date on which the Employment Term would have otherwise terminated if not renewed upon the expiration of the Initial Term or Renewal Term then just terminated, and (ii) twenty-four (24) months after the Date of Termination, all employee benefit plans and programs (inclusive of health, life, disability and other insurance plans or programs) in which the Employee was entitled to participate immediately prior to the Date of Termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is barred or not otherwise possible or available, the Corporation shall arrange to provide the Employee, at the expense of the Corporation, with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred or unavailable.

         (g) NO MITIGATION. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 12 by seeking other employment or otherwise.

         (h) EARLY EXPIRATION OPTION. In the event that the Corporation shall exercise the Early Expiration Option contemplated by Section 3 hereof on the basis that the Expansion Plan Hurdle had not been met in a timely manner, the Corporation shall pay the Employee his full base salary and Defined Incentive Compensation through March 31, 1997 at the rate or rates then otherwise in effect and the Corporation shall have no further or additional obligations to the Employee hereunder; and in the event that the Corporation shall exercise the Early Expiration Option contemplated by
Section 3 hereof on the basis of a, or probability of a, significant and sustained downturn in the financial performance or condition of the Corporation, the Corporation shall continue, notwithstanding expiration of the Initial Term and the Employee's term of employment hereunder on March 31, 1997, to pay to the Employee, as a severance benefit, an amount equal to the Employee's base salary and Defined Incentive Compensation at the rate or rates then in effect, over the period commencing April 1, 1997 and ending July 30, 1997, as though the Employee had remained employed during that period, and the Corporation shall have no further obligations to the Employee hereunder.

    13. VACATION. The Employee shall be entitled to vacation with pay as provided for in the employment manual established from time to time for the Corporation's employees, but in any event the Employee will be entitled annually to no less than four (4) weeks of paid vacation.

    14. NON-DISCLOSURE AGREEMENT. It is acknowledged that during his employment with the Corporation, the Employee will have disclosed to him or be furnished with access to proprietary information and to other trade secrets and confidential information of the Corporation (inclusive of information relating

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to the Corporation's proprietary process for the refinement of hyaluronic acid) (hereinafter collectively, the "Confidential Information"). Employee agrees that during his employment with the Corporation and at all times thereafter, he will not disclose any of the Confidential Information to any party other than authorized employee of the Corporation without the prior written consent of the Corporation. In addition, during his employment with the Corporation, Employee shall not be entitled to make use of the Confidential Information in any manner other than in connection with this employment with the Corporation and for the benefit of the Corporation, and upon the termination of his employment with the Corporation, Employee shall make no use whatsoever of the Confidential Information. Upon the termination of his employment with the Corporation for any reason, Employee agrees to return to the Corporation copies of all written materials containing any of the Confidential Information. The provisions of this Section 14 shall not apply to Confidential Information which comes into the public domain otherwise than in breach of the Corporation's rights therein or to disclosures which are required to be made by Employee in response to legal process issued by a court or governmental agency of competent jurisdiction.

    15.  NON-COMPETITION AGREEMENT.  Employee agrees that for a period of two
(2) years following the termination of his employment hereunder for any reason (other than termination for Good Cause or otherwise by or for breach of this Agreement by the Corporation), Employee shall not (i) directly or indirectly, for himself or on behalf of any other person, firm, corporation or association, call upon or otherwise contact or solicit any customer or client of the Corporation anywhere in the World for the purpose of obtaining the business of that customer identical or similar to the business of the Corporation in respect of that customer at any time during the employment by the Corporation of the Employee, where "customer" or "client" shall mean any person, corporation or other entity to which the Corporation has rendered or sold products or services at any time during which the Employee was employed by the Corporation, or (ii) take any action, affirmative or otherwise, that would materially impair the goodwill of the Corporation or materially disrupt the business of the Corporation (other than termination of the Employee's employment hereunder or as herein provided); provided, however, that the terms of this Section 15 shall not become effective unless and until the Employee shall have remained employed by the Corporation hereunder as of the first day of the first Renewal Term.

    16. OWNERSHIP OF INVENTIONS. It is agreed that the Corporation shall have exclusive ownership of and right to copyright, patent, register or otherwise protect all inventions, copyrightable materials, trademarks, service marks and trade names used by the Corporation in connection with its business, notwithstanding the fact that the Employee may develop or participate in the development of any of these rights and properties during the course of his employment with the Corporation.

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    17.  REMEDY OF SPECIFIC PERFORMANCE.  The parties agree that the business engaged in by the Corporation and the Confidential Information are special, unique and of extraordinary character and that, in the event of the breach by Employee of the terms of Sections 14, 15 or 16 of this Agreement, money damages would not adequately compensate the Corporation; therefore, Employee agrees that the Corporation shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction to enforce the specific performance of the aforementioned sections of this Agreement and to enjoin Employee from taking any action in violation of such sections of this Agreement, and Employee agrees not to raise any defense to any action to seek such equitable remedy. The remedies hereby provided shall not be exclusive but shall be in addition to any other remedy legally available to the Corporation.

    18. SEVERABILITY. Each Section and each provision of each Section of this Agreement shall be separable from the other provisions and Sections of this Agreement, and if for any reason, any provision or Sections hereof is determined to be invalid or contrary to existing or future laws, it is intended that such provision or Section be limited to the extent necessary so that it will not render this Agreement invalid and any such invalidity will only impair the operation or effect of those provisions or Sections which are invalid.

    19. AGREEMENT INCLUSIVE. This Agreement supersedes any and all prior employment agreements, whether written or oral, by and between the Employee and the Corporation and any and all such prior Agreements are hereby canceled and rendered null and void effective as of the date of this Agreement.

    20. SUCCESSORS. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Corporation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 20, or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

    21. BINDING AGREEMENT. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be

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

enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

    22. GOVERNING LAW. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

    23. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and may be amended, waived, changed, modified, extended and/or rescinded only by a writing signed by the party against whom any such amendment, waiver, change, modification, extension and/or rescission is sought.

    24. NOTICES. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Corporation, shall be addressed to it, to the attention of its Board of Directors, 11412 Cronridge Drive, Owings Mills, Maryland 21117, or at such other address of which the Corporation shall have given notice to the Employee in the manner herein provided, and if intended for the Employee, shall be addressed to him at the address which is on file for him from time to time among the general records of the Corporation, or at such other address of which the Employee shall have given notice to the Corporation in the manner herein provided.

    IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

ATTEST:                      CHESAPEAKE BIOLOGICAL LABORATORIES, INC.


_________________________    By:____________________________________(SEAL)
                                  William P. Tew, Ph.D.
                                  Chief Executive Officer

WITNESS:                     EMPLOYEE:


_________________________    _______________________________________(SEAL)
                                  John C. Weiss, III







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